Exhibit 99.1

News Release | October 14, 2022
Wells Fargo Reports Third Quarter 2022 Net Income of $3.5 billion
Diluted EPS of $0.85 included a $(0.45) per share impact from accruals for litigation, customer remediation, and regulatory matters

Company-wide Financial Summary

	Quarter ended
	Sep 30, 2022	Sep 30, 2021
Selected Income Statement Data ($ in millions except per share amounts)
Total revenue	$19,505	18,834
Noninterest expense	14,327	13,303
Provision for credit losses	784	(1,395)
Net income	3,528	5,122
Diluted earnings per common share	0.85	1.17

Selected Balance Sheet Data ($ in billions)
Average loans	$945.5	854.0
Average deposits	1,407.9	1,450.9
CET1[1]	10.3%	11.6

Performance Metrics
ROE[2]	8.0%	11.1
ROTCE[3]	9.6	13.2

Operating Segments

	Quarter ended	Sep 30, 2022 % Change from
($ in billions)	Sep 30, 2022	Jun 30, 2022	Sep 30, 2021
Average loans
Consumer Banking and Lending	$335.6	1%	3
Commercial Banking	209.0	3	17
Corporate and Investment Banking	306.2	3	19
Wealth and Investment Management	85.5	(1)	3

Average deposits
Consumer Banking and Lending	888.0	(1)	5
Commercial Banking	180.2	(4)	(10)
Corporate and Investment Banking	156.8	(5)	(17)
Wealth and Investment Management	158.4	(9)	(10)

Third quarter 2022 results included:
◦$(2.0) billion, or $(0.45) per share, of accruals primarily related to a variety of historical matters, including litigation, customer remediation, and regulatory matters

Chief Executive Officer Charlie Scharf commented, “Our solid business performance in the third quarter was significantly impacted by $(2.0) billion, or $(0.45) per share, in operating losses related to litigation, customer remediation, and regulatory matters primarily related to a variety of historical matters. We have been focused on increasing our earnings capacity and see the positive impacts of rising interest rates driving strong net interest income growth and our continued focus on improving operating efficiencies resulting in lower expenses excluding the operating losses above. Credit performance remains strong and we are continuing to invest in our technology platforms, digital platforms and an expanded product set.”
“Our top priority remains strengthening our risk and control infrastructure which includes addressing open historical issues and issues that are identified as we advance this work. As we have said several times, we remain at risk of setbacks as we work to complete the work and put these issues behind us and expenses this quarter reflect our ongoing efforts,” Scharf added.
“Wells Fargo is positioned well as we will continue to benefit from higher rates and ongoing disciplined expense management. Both consumer and business customers remain in a strong financial condition, and we continue to see historically low delinquencies and high payment rates across our portfolios. We are closely monitoring risks related to the continued impact of high inflation and increasing interest rates, as well as the broader geopolitical risks, and while we do expect to see continued increases in delinquencies and ultimately credit losses, the timing remains unclear,” Scharf continued.
“As we look forward, we remain bullish on our business opportunities, and our higher operating margins and strong capital ratios have prepared us for a wide range of macro-economic scenarios. In the third quarter we increased our common stock dividend by 20% and our CET1 ratio was 10.3%, 110 basis points above our current regulatory minimum including buffers. We will continue to prudently manage our capital levels to be appropriately prepared for a range of scenarios, including a slowing economy and market volatility,” Scharf concluded.

1 Represents our Common Equity Tier 1 (CET1) ratio calculated under the Standardized Approach, which is our binding CET1 ratio. See tables on pages 27-28 of the 3Q22 Quarterly Supplement for more information on CET1. CET1 for September 30, 2022, is a preliminary estimate.
2 Return on equity (ROE) represents Wells Fargo net income applicable to common stock divided by average common stockholders’ equity.
3 Tangible common equity and return on average tangible common equity (ROTCE) are non-GAAP financial measures. For additional information, including a corresponding reconciliation to GAAP financial measures, see the “Tangible Common Equity” tables on pages 25-26 of the 3Q22 Quarterly Supplement.

Financial results reported in this document are preliminary. Final financial results and other disclosures will be reported in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2022, and may differ materially from the results and disclosures in this document due to, among other things, the completion of final review procedures, the occurrence of subsequent events, or the discovery of additional information.

Selected Company-wide Financial Information

		Quarter ended		Sep 30, 2022 % Change from
	Sep 30, 2022	Jun 30, 2022	Sep 30, 2021	Jun 30, 2022	Sep 30, 2021
Earnings ($ in millions except per share amounts)
Net interest income	$12,098	10,198	8,909	19%	36
Noninterest income	7,407	6,830	9,925	8	(25)
Total revenue	19,505	17,028	18,834	15	4
Net charge-offs	399	345	257	16	55
Change in the allowance for credit losses	385	235	(1,652)	64	123
Provision for credit losses	784	580	(1,395)	35	156
Noninterest expense	14,327	12,883	13,303	11	8
Income tax expense	894	613	1,521	46	(41)

Wells Fargo net income	$3,528	3,119	5,122	13	(31)
Diluted earnings per common share	0.85	0.74	1.17	15	(27)

Balance Sheet Data (average) ($ in billions)
Loans	$945.5	926.6	854.0	2	11
Deposits	1,407.9	1,445.8	1,450.9	(3)	(3)
Assets	1,880.7	1,902.6	1,949.7	(1)	(4)

Financial Ratios
Return on assets (ROA)	0.74%	0.66	1.04
Return on equity (ROE)	8.0	7.1	11.1
Return on average tangible common equity (ROTCE) (a)	9.6	8.6	13.2
Efficiency ratio (b)	73	76	71
Net interest margin on a taxable-equivalent basis	2.83	2.39	2.03
(a)Tangible common equity and return on average tangible common equity are non-GAAP financial measures. For additional information, including a corresponding reconciliation to GAAP financial measures, see the “Tangible Common Equity” tables on pages 25-26 of the 3Q22 Quarterly Supplement.
(b)The efficiency ratio is noninterest expense divided by total revenue (net interest income and noninterest income).
Third Quarter 2022 vs. Third Quarter 2021
◦Net interest income increased 36%, primarily due to the impact of higher interest rates, higher loan balances, and lower mortgage-backed securities premium amortization, partially offset by lower interest income from Paycheck Protection Program (PPP) loans and loans purchased from securitization pools
◦Noninterest income decreased 25%, driven by a decline in mortgage banking income on lower originations and gain on sale margins, as well as lower gains from the resecuritization of loans purchased from securitization pools; lower results in our affiliated venture capital and private equity businesses; lower asset-based fees in Wealth and Investment Management on lower market valuations; the impact of business divestitures; and lower investment banking and deposit-related fees. These decreases were partially offset by improved results in our Markets business
◦Noninterest expense increased 8% driven by higher operating losses on higher accruals primarily related to a variety of historical matters, including litigation, customer remediation, and regulatory matters, partially offset by lower revenue-related compensation and the impact of business divestitures and efficiency initiatives
◦Provision for credit losses in third quarter 2022 included a $385 million increase in the allowance for credit losses reflecting loan growth and a less favorable economic environment

Selected Company-wide Capital and Liquidity Information

		Quarter ended
($ in billions)	Sep 30, 2022	Jun 30, 2022	Sep 30, 2021
Capital:
Total equity	$178.4	179.8	191.1
Common stockholders’ equity	156.9	158.3	169.8
Tangible common equity (a)	130.1	131.5	142.0
Common Equity Tier 1 (CET1) ratio (b)	10.3%	10.4	11.6
Total loss absorbing capacity (TLAC) ratio (c)	23.0	22.7	23.7
Supplementary Leverage Ratio (SLR) (d)	6.7	6.6	6.9

Liquidity:
Liquidity Coverage Ratio (LCR) (e)	123	121	119
(a)Tangible common equity and return on average tangible common equity are non-GAAP financial measures. For additional information, including a corresponding reconciliation to GAAP financial measures, see the “Tangible Common Equity” tables on pages 25-26 of the 3Q22 Quarterly Supplement.
(b)Represents our CET1 ratio calculated under the Standardized Approach, which is our binding CET1 ratio. See tables on pages 27-28 of the 3Q22 Quarterly Supplement for more information on CET1. CET1 for September 30, 2022, is a preliminary estimate.
(c)Represents TLAC divided by risk-weighted assets (RWAs), which is our binding TLAC ratio, determined by using the greater of RWAs under the Standardized and Advanced Approaches. TLAC for September 30, 2022, is a preliminary estimate.
(d)SLR for September 30, 2022, is a preliminary estimate.
(e)Represents average high-quality liquid assets divided by average projected net cash outflows, as each is defined under the LCR rule. LCR for September 30, 2022, is a preliminary estimate.

Selected Company-wide Credit Information

		Quarter ended
($ in millions)	Sep 30, 2022	Jun 30, 2022	Sep 30, 2021
Net charge-offs	$399	345	257
Net loan charge-offs as a % of average total loans (annualized)	0.17%	0.15	0.12

Total nonaccrual loans	$5,587	5,993	7,058
As a % of total loans	0.59%	0.64	0.82
Total nonperforming assets	$5,712	6,123	7,179
As a % of total loans	0.60%	0.65	0.83

Allowance for credit losses for loans	$13,225	12,884	14,705
As a % of total loans	1.40%	1.37	1.70
Third Quarter 2022 vs. Second Quarter 2022
◦Net loan charge-offs remained low. Commercial net loan charge-offs were $6 million, while consumer net loan charge-offs as a percentage of average loans were 0.40% (annualized), up from 0.33%, primarily due to higher net loan charge-offs in the auto portfolio
◦Nonperforming assets decreased 7%. Nonaccrual loans decreased $406 million driven by lower residential mortgage nonaccrual loans primarily due to sustained payment performance of borrowers after exiting COVID-19-related accommodation programs

Operating Segment Performance

Consumer Banking and Lending offers diversified financial products and services for consumers and small businesses with annual sales generally up to $10 million. These financial products and services include checking and savings accounts, credit and debit cards, as well as home, auto, personal, and small business lending.
Selected Financial Information

	Quarter ended			Sep 30, 2022 % Change from
	Sep 30, 2022	Jun 30, 2022	Sep 30, 2021	Jun 30, 2022	Sep 30, 2021
Earnings (in millions)
Consumer and Small Business Banking	$6,232	5,510	4,822	13%	29
Consumer Lending:
Home Lending	973	972	2,012	—	(52)
Credit Card	1,349	1,304	1,251	3	8
Auto	423	436	445	(3)	(5)
Personal Lending	300	285	274	5	9
Total revenue	9,277	8,507	8,804	9	5
Provision for credit losses	917	613	(518)	50	277
Noninterest expense	6,758	6,036	6,053	12	12

Net income	$1,201	1,393	2,451	(14)	(51)

Average balances (in billions)
Loans	$335.6	330.9	325.6	1	3
Deposits	888.0	898.7	848.4	(1)	5
Third Quarter 2022 vs. Third Quarter 2021
◦Revenue increased 5%
▪Consumer and Small Business Banking was up 29% driven by the impact of higher interest rates and higher deposit balances, partially offset by lower revenue from PPP loans and lower deposit-related fees reflecting the elimination of non-sufficient funds and other fees
▪Home Lending was down 52% on lower mortgage banking income driven by lower originations and gain on sale margins, as well as lower revenue from the resecuritization of loans purchased from securitization pools
▪Credit Card was up 8% driven by higher loan balances, including the impact of higher point of sale volume and new product launches
▪Auto was down 5% driven by loan spread compression, partially offset by higher loan balances
▪Personal Lending was up 9% on higher loan balances
◦Noninterest expense increased 12% reflecting higher operating losses, partially offset by lower revenue-related compensation in Home Lending due to lower production and the impact of efficiency initiatives

Commercial Banking provides financial solutions to private, family owned and certain public companies. Products and services include banking and credit products across multiple industry sectors and municipalities, secured lending and lease products, and treasury management.
Selected Financial Information

	Quarter ended			Sep 30, 2022 % Change from
	Sep 30, 2022	Jun 30, 2022	Sep 30, 2021	Jun 30, 2022	Sep 30, 2021
Earnings (in millions)
Middle Market Banking	$1,793	1,459	1,165	23%	54
Asset-Based Lending and Leasing	1,159	1,033	911	12	27
Total revenue	2,952	2,492	2,076	18	42
Provision for credit losses	(168)	21	(335)	NM	50
Noninterest expense	1,526	1,478	1,396	3	9

Net income	$1,182	741	759	60	56

Average balances (in billions)
Loans	$209.0	202.0	178.6	3	17
Deposits	180.2	188.3	199.2	(4)	(10)
NM – Not meaningful
Third Quarter 2022 vs. Third Quarter 2021
◦Revenue increased 42%
▪Middle Market Banking was up 54% primarily due to the impact of higher interest rates and higher loan balances, partially offset by lower deposit balances and lower deposit-related fees driven by the impact of higher earnings credit rates, which result in lower fees for commercial customers
▪Asset-Based Lending and Leasing was up 27% driven by higher net gains from equity securities, higher loan balances, and higher revenue from renewable energy investments
◦Noninterest expense increased 9% primarily due to higher operating costs and operating losses, partially offset by the impact of efficiency initiatives

Corporate and Investment Banking delivers a suite of capital markets, banking and financial products and services to corporate, commercial real estate, government and institutional clients globally. Products and services include corporate banking, investment banking, treasury management, commercial real estate lending and servicing, equity and fixed income solutions, as well as sales, trading, and research capabilities.
Selected Financial Information

	Quarter ended			Sep 30, 2022 % Change from
	Sep 30, 2022	Jun 30, 2022	Sep 30, 2021	Jun 30, 2022	Sep 30, 2021
Earnings (in millions)
Banking:
Lending	$580	528	502	10%	16
Treasury Management and Payments	670	529	372	27	80
Investment Banking	336	222	367	51	(8)
Total Banking	1,586	1,279	1,241	24	28
Commercial Real Estate	1,212	1,060	942	14	29
Markets:
Fixed Income, Currencies, and Commodities (FICC)	914	934	884	(2)	3
Equities	316	253	234	25	35
Credit Adjustment (CVA/DVA) and Other	17	13	58	31	(71)
Total Markets	1,247	1,200	1,176	4	6
Other	15	34	26	(56)	(42)
Total revenue	4,060	3,573	3,385	14	20
Provision for credit losses	32	(62)	(460)	152	107
Noninterest expense	1,900	1,840	1,797	3	6

Net income	$1,592	1,336	1,530	19	4

Average balances (in billions)
Loans	$306.2	298.7	257.3	3	19
Deposits	156.8	164.9	189.4	(5)	(17)
Third Quarter 2022 vs. Third Quarter 2021
◦Revenue increased 20%
▪Banking was up 28% driven by stronger treasury management results reflecting the impact of higher interest rates, as well as higher loan balances, partially offset by lower investment banking fees reflecting lower market activity
▪Commercial Real Estate was up 29% reflecting higher loan balances and the impact of higher interest rates, as well as improved commercial mortgage-backed securities gain on sale margins
▪Markets was up 6% due to higher equities, rates and commodities, and foreign exchange trading revenue, partially offset by lower trading results in residential mortgage-backed securities
◦Noninterest expense increased 6% predominantly driven by higher operating costs, partially offset by the impact of efficiency initiatives

Wealth and Investment Management provides personalized wealth management, brokerage, financial planning, lending, private banking, trust and fiduciary products and services to affluent, high-net worth and ultra-high-net worth clients. We operate through financial advisors in our brokerage and wealth offices, consumer bank branches, independent offices, and digitally through WellsTrade® and Intuitive Investor®.
Selected Financial Information

	Quarter ended			Sep 30, 2022 % Change from
	Sep 30, 2022	Jun 30, 2022	Sep 30, 2021	Jun 30, 2022	Sep 30, 2021
Earnings (in millions)
Net interest income	$1,088	916	637	19%	71
Noninterest income	2,577	2,789	2,981	(8)	(14)
Total revenue	3,665	3,705	3,618	(1)	1
Provision for credit losses	8	(7)	(73)	214	111
Noninterest expense	2,796	2,911	2,917	(4)	(4)

Net income	$639	603	579	6	10

Total client assets (in billions)	1,759	1,835	2,091	(4)	(16)

Average balances (in billions)
Loans	$85.5	85.9	82.8	(1)	3
Deposits	158.4	173.7	176.6	(9)	(10)
Third Quarter 2022 vs. Third Quarter 2021
◦Revenue increased 1% due to higher net interest income as a result of higher interest rates, mostly offset by lower asset-based fees driven by a decrease in market valuations
◦Noninterest expense decreased 4% driven by lower revenue-related compensation and the impact of efficiency initiatives

Corporate includes corporate treasury and enterprise functions, net of allocations (including funds transfer pricing, capital, liquidity and certain expenses), in support of the reportable operating segments, as well as our investment portfolio and affiliated venture capital and private equity businesses. Corporate also includes certain lines of business that management has determined are no longer consistent with the long-term strategic goals of the Company, as well as results for previously divested businesses.
Selected Financial Information

	Quarter ended			Sep 30, 2022 % Change from
	Sep 30, 2022	Jun 30, 2022	Sep 30, 2021	Jun 30, 2022	Sep 30, 2021
Earnings (in millions)
Net interest income	$(248)	(619)	(427)	60%	42
Noninterest income	284	(114)	1,752	349	(84)
Total revenue	36	(733)	1,325	105	(97)
Provision for credit losses	(5)	15	(9)	NM	44
Noninterest expense	1,347	618	1,140	118	18

Net loss	$(1,086)	(954)	(197)	(14)	NM
NM – Not meaningful
Third Quarter 2022 vs. Third Quarter 2021
◦Revenue decreased $1.3 billion
▪Net interest income increased due to the impact of higher interest rates
▪Noninterest income decreased driven by lower results in our affiliated venture capital and private equity businesses and the impact of the sales of Wells Fargo Asset Management and our Corporate Trust Services business
◦Noninterest expense increased due to higher operating losses, partially offset by the impact of business divestitures

Conference Call
The Company will host a live conference call on Friday, October 14, at 10:00 a.m. ET. You may listen to the call by dialing 1-888-790-1806 (U.S. and Canada) or 312-470-7125 (International/U.S. Toll) and enter passcode: 4859855. The call will also be available online at https://www.wellsfargo.com/about/investor-relations/quarterly-earnings/ and
https://metroconnectionsevents.com/wf2022q3earnings.

A replay of the conference call will be available from approximately 1:00 p.m. ET on Friday, October 14 through
Friday, October 28. Please dial 1-800-841-6832 (U.S. and Canada) or 203-369-3832 (International/U.S. Toll) and enter passcode: 6481. The replay will also be available online at
https://www.wellsfargo.com/about/investor-relations/quarterly-earnings/ and
https://metroconnectionsevents.com/wf2022q3earnings.

Forward-Looking Statements
This document contains forward-looking statements. In addition, we may make forward-looking statements in our other documents filed or furnished with the Securities and Exchange Commission, and our management may make forward-looking statements orally to analysts, investors, representatives of the media and others. Forward-looking statements can be identified by words such as “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects,” “target,” “projects,” “outlook,” “forecast,” “will,” “may,” “could,” “should,” “can” and similar references to future periods. In particular, forward-looking statements include, but are not limited to, statements we make about: (i) the future operating or financial performance of the Company, including our outlook for future growth; (ii) our noninterest expense and efficiency ratio; (iii) future credit quality and performance, including our expectations regarding future loan losses, our allowance for credit losses, and the economic scenarios considered to develop the allowance; (iv) our expectations regarding net interest income and net interest margin; (v) loan growth or the reduction or mitigation of risk in our loan portfolios; (vi) future capital or liquidity levels, ratios or targets; (vii) the performance of our mortgage business and any related exposures; (viii) the expected outcome and impact of legal, regulatory and legislative developments, as well as our expectations regarding compliance therewith; (ix) future common stock dividends, common share repurchases and other uses of capital; (x) our targeted range for return on assets, return on equity, and return on tangible common equity; (xi) expectations regarding our effective income tax rate; (xii) the outcome of contingencies, such as legal proceedings; (xiii) environmental, social and governance related goals or commitments; and (xiv) the Company’s plans, objectives and strategies.
Forward-looking statements are not based on historical facts but instead represent our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Our actual results may differ materially from those contemplated by the forward-looking statements. We caution you, therefore, against relying on any of these forward-looking statements. They are neither statements of historical fact nor guarantees or assurances of future performance. While there is no assurance that any list of risks and uncertainties or risk factors is complete, important factors that could cause actual results to differ materially from those in the forward-looking statements include the following, without limitation:
•current and future economic and market conditions, including the effects of declines in housing prices, high unemployment rates, U.S. fiscal debt, budget and tax matters, geopolitical matters (including the conflict in Ukraine), and any slowdown in global economic growth;
•the effect of the COVID-19 pandemic, including on our credit quality and business operations, as well as its impact on general economic and financial market conditions;
•our capital and liquidity requirements (including under regulatory capital standards, such as the Basel III capital standards) and our ability to generate capital internally or raise capital on favorable terms;
•current, pending or future legislation or regulation that could have a negative effect on our revenue and businesses, including rules and regulations relating to bank products and financial services;
•developments in our mortgage banking business, including the extent of the success of our mortgage loan modification efforts, the amount of mortgage loan repurchase demands that we receive, any negative effects relating to our mortgage servicing, loan modification or foreclosure practices, and the effects of regulatory or judicial requirements or guidance impacting our mortgage banking business and any changes in industry standards;
•our ability to realize any efficiency ratio or expense target as part of our expense management initiatives, including as a result of business and economic cyclicality, seasonality, changes in our business composition and operating environment, growth in our businesses and/or acquisitions, and unexpected expenses relating to, among other things, litigation and regulatory matters;
•the effect of the current interest rate environment or changes in interest rates or in the level or composition of our assets or liabilities on our net interest income, net interest margin and our mortgage originations, mortgage servicing rights and mortgage loans held for sale;
•significant turbulence or a disruption in the capital or financial markets, which could result in, among other things, reduced investor demand for mortgage loans, a reduction in the availability of funding or increased funding costs, and declines in asset values and/or recognition of impairments of securities held in our debt securities and equity securities portfolios;
•the effect of a fall in stock market prices on our investment banking business and our fee income from our brokerage and wealth management businesses;
•negative effects from the retail banking sales practices matter and from other instances where customers may have experienced financial harm, including on our legal, operational and compliance costs, our ability to engage in certain business activities or offer certain products or services, our ability to keep and attract customers, our ability to attract and retain qualified employees, and our reputation;

•resolution of regulatory matters, litigation, or other legal actions, which may result in, among other things, additional costs, fines, penalties, restrictions on our business activities, reputational harm, or other adverse consequences;
•a failure in or breach of our operational or security systems or infrastructure, or those of our third-party vendors or other service providers, including as a result of cyber attacks;
•the effect of changes in the level of checking or savings account deposits on our funding costs and net interest margin;
•fiscal and monetary policies of the Federal Reserve Board;
•changes to U.S. tax guidance and regulations, as well as the effect of discrete items on our effective income tax rate;
•our ability to develop and execute effective business plans and strategies; and
•the other risk factors and uncertainties described under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2021.
In addition to the above factors, we also caution that the amount and timing of any future common stock dividends or repurchases will depend on the earnings, cash requirements and financial condition of the Company, market conditions, capital requirements (including under Basel capital standards), common stock issuance requirements, applicable law and regulations (including federal securities laws and federal banking regulations), and other factors deemed relevant by the Company’s Board of Directors, and may be subject to regulatory approval or conditions.
For additional information about factors that could cause actual results to differ materially from our expectations, refer to our reports filed with the Securities and Exchange Commission, including the discussion under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2021, as filed with the Securities and Exchange Commission and available on its website at www.sec.gov4.
Any forward-looking statement made by us speaks only as of the date on which it is made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Forward-looking Non-GAAP Financial Measures. From time to time management may discuss forward-looking non-GAAP financial measures, such as forward-looking estimates or targets for return on average tangible common equity. We are unable to provide a reconciliation of forward-looking non-GAAP financial measures to their most directly comparable GAAP financial measures because we are unable to provide, without unreasonable effort, a meaningful or accurate calculation or estimation of amounts that would be necessary for the reconciliation due to the complexity and inherent difficulty in forecasting and quantifying future amounts or when they may occur. Such unavailable information could be significant to future results.
4 We do not control this website. Wells Fargo has provided this link for your convenience, but does not endorse and is not responsible for the content, links, privacy policy, or security policy of this website.

About Wells Fargo
Wells Fargo & Company (NYSE: WFC) is a leading financial services company that has approximately $1.9 trillion in assets, proudly serves one in three U.S. households and more than 10% of small businesses in the U.S., and is a leading middle market banking provider in the U.S. We provide a diversified set of banking, investment and mortgage products and services, as well as consumer and commercial finance, through our four reportable operating segments: Consumer Banking and Lending, Commercial Banking, Corporate and Investment Banking, and Wealth & Investment Management. Wells Fargo ranked No. 41 on Fortune’s 2022 rankings of America’s largest corporations. In the communities we serve, the company focuses its social impact on building a sustainable, inclusive future for all by supporting housing affordability, small business growth, financial health and a low-carbon economy.

Contact Information
Media
Beth Richek, 704-374-2545
beth.richek@wellsfargo.com
or
Investor Relations
John M. Campbell, 415-396-0523
john.m.campbell@wellsfargo.com

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